Exhibit 99.2

             Whole Foods Market Announces First Quarterly Dividend



    AUSTIN, Texas, Nov. 12 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today announced that its Board of Directors has declared a dividend of fifteen cents per share, payable January 16, 2004 to shareholders of record as of January 6, 2004. The dividend payout will total approximately $9 million. Subject to capital availability and a determination that cash dividends continue to be in the best interest of the Company's shareholders, it is the intention of the Board of Directors to pay a comparable quarterly dividend on an ongoing basis.

    The Company today announced its fourth quarter and fiscal year 2003 results. The Company produced cash flow from operations of $280 million during the year. Capital expenditures for the year were $173 million, of which $89 million was for new store development. At the end of the fiscal year, the Company had approximately $166 million in cash and approximately $169 million in long-term debt. Long-term debt includes $151 million in Zero Coupon Convertible Debentures due in 2018. The Company has no amounts drawn on its $100 million line of credit. The Company believes it will continue to produce strong cash flow from operations and stock option exercises and, as an EVA company, believes in maximizing returns on capital to its shareholders.

    "We remain very committed to our stated growth goal of $10 billion in sales by 2010; however, we believe we will continue to produce more cash flow than needed to fund our growth. As evidence of our continuing commitment to new store growth, we are very pleased to announce today the signing of eight leases for new stores averaging 44,000 square feet in size, increasing our development pipeline to 35 stores and a record 1.6 million square feet," said John Mackey, Chairman, President and Chief Executive Officer of Whole Foods Market. "We do not believe there is a conflict between being a growth company and being a dividend-paying company; we just happen to be one of the fortunate growth companies with sufficient cash on hand, predictable cash flow and a strong enough balance sheet to be able to execute both."


    About Whole Foods Market:

    Founded in 1980 in Austin, Texas, Whole Foods Market(R)
(www.wholefoodsmarket.com ) is the largest natural and organic foods supermarket retailer. In fiscal year 2003, the Company had sales of $3.1 billion and currently has 145 stores in the United States and Canada.


    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10K for the fiscal year ended September 29, 2002. The Company does not undertake any obligation to update forward-looking statements.


     Contact:  Cindy McCann

               VP of Investor Relations
               512.477.4455


SOURCE  Whole Foods Market, Inc.
    -0-                             11/12/2003
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-477-4455/
    /Web site:  http://www.wholefoodsmarket.com /
    (WFMI)

CO:  Whole Foods Market, Inc.
ST:  Texas
IN:  FOD REA SUP
SU:  DIV